UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2005 (June 16, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On June 16, 2005, the compensation committee of the board of directors of Axesstel, Inc. (the “Company”) granted to Mr. Mike H.P. Kwon, the Chairman and Chief Executive Officer of the Company, and Mr. David L. Morash, the President and Chief Financial Officer of the Company, options to purchase up to an aggregate of 300,000 shares and 100,000 shares, respectively, under the Company’s 2004 Equity Incentive Plan. Each option has an exercise price per share of $3.41, which is equal to the closing price per share of the Company’s common stock on June 16, 2005 as reported on the American Stock Exchange, and is subject to vesting in quarterly intervals over a period of four years and will generally be exercisable for a period of ten years.

(b) On June 16, 2005, the board of directors of the Company, upon the recommendation of the compensation committee, approved an increase to Mr. Kwon’s annual salary to $360,000 effective immediately.

(c) On June 16, 2005, the Company entered into an agreement with Mr. Lixin Cheng, the Company’s Executive Vice President, pursuant to which Mr. Cheng will assume the title of Chief Sales Officer and President of the fixed wireless group. Mr. Cheng will continue to focus his efforts on research and development, product management and sales and marketing.

Under the agreement, which supersedes Mr. Cheng’s previous employment arrangement, Mr. Cheng will receive an annual salary of $250,000. Mr. Cheng remains eligible to receive an executive level bonus in accordance with the Company’s Incentive Bonus Plan, as determined by the board of directors and chief executive officer, and will receive a $1,000 per month vehicle allowance.

If Mr. Cheng’s employment is terminated by the Company without cause, he will receive 12 months of his then-current salary in a lump-sum payment and his prior option grants to purchase up to an aggregate of 250,000 shares of common stock will automatically vest with respect to all shares.

The foregoing description of Mr. Cheng’s employment arrangement is qualified in its entirety by reference to the letter agreement attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Eric Schultz resigned as a member of the board of directors of the Company effective June 16, 2005. Mr. Schultz served on the compensation committee (chair) and the audit committee of the board of directors.

Mr. Lixin Cheng resigned as a member of the board of directors of the Company effective June 16, 2005 so that the board would be comprised of at least 50% of independent directors, as required by the listing standards of the American Stock Exchange. Mr. Cheng served on no board committees.

Neither Mr. Cheng nor Mr. Schultz resigned from the board of directors due to a disagreement with the Company relating to the Company’s operations, policies or practices.

Item 8.01 Other Events

Effective June 16, 2005, the board of directors of the Company established the membership of its committees as follows:

•	Audit Committee

•	Harry Casari, Chair

•	Jai Bhagat

•	Åke Persson

•	Compensation Committee

•	Dr. Seung Taik Yang, Chair

•	Jai Bhagat

•	Harry Casari

•	Nominating and Governance Committee

•	Jai Bhagat, Chair

•	Harry Casari

•	Åke Persson

•	Executive Committee

•	Mike H.P. Kwon, Chair

•	Jai Bhagat

•	Harry Casari

•	Åke Persson

Mr. Persson is no longer providing consulting services to the Company and is no longer receiving compensation from the Company other than in his capacity as a member of the board and board committees. Mr. Persson therefore will be eligible to serve on the audit committee pursuant to SEC Rule 10A-3(b)(1) and Section 121.B(2)(a) of the listing standards of the American Stock Exchange, which become effective for the Company on July 31, 2005.

At the Company’s 2005 annual meeting of stockholders held June 16, 2005, all proposals were approved except for Proposal 4 which related to a proposed amendment of the Company’s articles of incorporation to increase the authorized shares of capital stock from 50,000,000 to 75,000,000 shares, and to authorize the issuance of up to 25,000,000 shares of “blank check” preferred stock.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Letter Agreement with Mr. Lixin Cheng dated June 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David L. Morash
David L. Morash
President and Chief Financial Officer

Date: June 22, 2005